EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year 2010 Results

MARIETTA, Pa., Feb. 25, 2011 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported that its net income for the full year 2010 was $11.5 million, or $.46 per share of Class A common stock, compared to $18.8 million, or $.76 per share of Class A common stock for the full year 2009. Revenues for the full year 2010 were $408.8 million, an increase of 5.8% over the full year 2009, with net premiums earned of $378.0 million, a 6.5% increase over the year-earlier period.

Net income for the fourth quarter ended December 31, 2010 was $4.6 million, or $.18 per share of Class A common stock, compared to $7.5 million, or $.30 per share of Class A common stock, for the fourth quarter of 2009. The Company's net income for the fourth quarter of 2009 included $3.6 million of pre-tax realized investment gains, which contributed $.10 to the Company's net income per share of Class A common stock on an after-tax basis for the year-earlier period. Revenues for the fourth quarter of 2010 were $105.7 million, an increase of 4.1% over the fourth quarter of 2009, with net premiums earned of $98.7 million, an 8.3% increase over the year-earlier period.

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "We are pleased with the growth in our net premiums earned for the full year 2010 compared to 2009. Donegal Group continues to benefit from growth in markets we entered via acquisition over the past several years. We completed our acquisition of Michigan Insurance Company effective December 1, 2010, and we look forward to the premium growth that company will bring to us over time."

Michigan Insurance Company writes various lines of property and casualty insurance exclusively in Michigan, a state in which the Donegal Insurance Group did not conduct business previously. Michigan Insurance had direct written premiums of $105.4 million and net written premiums of $27.1 million for the year ended December 31, 2010.  Effective December 1, 2010, Michigan Insurance Company terminated its 75% quota share reinsurance agreement with its former majority owner and entered into a 50% quota share reinsurance agreement with external reinsurers and a 25% quota share reinsurance agreement with Donegal Mutual Insurance Company.  Donegal Mutual will place the business it assumes from Michigan Insurance Company into the pooling agreement with Atlantic States Insurance Company. As a result, approximately 45% of Michigan Insurance Company's underwriting activity will be included in Donegal Group's consolidated results for 2011.  The Company included the results of operations of Michigan Insurance Company in its consolidated results of operations as of December 1, 2010. Michigan Insurance Company's results of operations for the month of December 2010 did not materially impact the Company's consolidated results of operations for 2010. The Company's consolidated balance sheet as of December 31, 2010 included Michigan Insurance Company's assets and liabilities, which the Company acquired and adjusted to estimated fair value as of December 1, 2010.

Mr. Nikolaus noted, "Over time, we expect to reduce the level of Michigan Insurance Company's external quota share reinsurance, providing Donegal Group the opportunity for additional premium growth by retaining a greater proportion of Michigan Insurance Company's business."

Turning back to the full year and fourth quarter operating results, Mr. Nikolaus added, "In addition to acquisition growth, the favorable organic premium growth trends we enjoyed throughout 2010 accelerated in the fourth quarter.  We are beginning to see benefits from premium rate increases we implemented throughout the year.  These rate increases are the key to improving our underwriting profitability in operating areas and product lines where we have not achieved our profit objectives."

The Company's tax-exempt interest income exceeded its taxable income for 2010, resulting in a net tax operating loss that the Company will carry back to prior tax years. The Company recorded an income tax benefit for the year and fourth quarter ended December 31, 2010 to reflect the recovery of taxes paid in prior years.

The Company's book value per share decreased slightly to $14.86 at year-end 2010 from $15.12 at year-end 2009. The Company attributes the decrease to a decline in the Company's net after-tax unrealized gains within its available-for-sale fixed maturity and equity investment portfolio from $15.0 million at December 31, 2009 to $8.6 million at December 31, 2010.

Insurance Operations

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group Inc. conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 41,890	$ 39,651	5.6%	$ 171,593	$ 162,282	5.7%
Homeowners	20,547	21,225	(3.2)	83,423	77,425	7.7
Other	3,347	3,593	(6.8)	13,276	13,246	0.2
Total personal lines	65,784	64,469	2.0	268,292	252,953	6.1
Commercial Lines:
Automobile	8,593	7,246	18.6	36,813	33,704	9.2
Workers' compensation	7,852	5,561	41.2	34,953	28,922	20.9
Commercial multi-peril	11,059	9,826	12.5	47,597	44,001	8.2
Other	1,038	919	12.9	3,867	3,649	6.0
Total commercial lines	28,542	23,552	21.2	123,230	110,276	11.7
Total net premiums written	$ 94,326	$ 88,021	7.2%	$ 391,522	$ 363,229	7.8%

The Company's net premiums written rose 7.8% in 2010, reflecting an 11.7% increase in commercial lines writings, due in part to expansion of commercial lines products in subsidiaries acquired in recent years, and a 6.1% increase in personal lines writings, largely attributable to premium rate increases implemented throughout the year.

Net premiums written for the fourth quarter of 2009 included a initial pooling allocation of $5.4 million, representing the Company's proportionate share of the unearned premiums Georgia-based Southern Mutual Insurance Company transferred to Donegal Mutual on October 31, 2009. Removing the impact of this allocation from the net premiums written for the fourth quarter of 2009, the Company's fourth quarter of 2010 personal lines net premiums written increased 11.2% and commercial lines net premiums written increased 21.8%, for a total quarterly increase of 14.2% in total net premiums written for 2010 versus 2009 on a directly comparable basis.

The $6.3 million increase in net premiums written for the fourth quarter primarily included:

  An increase of $3.6 million related to the Company's acquisition of Michigan Insurance Company effective December 1, 2010. This amount includes the net premiums written of Michigan Insurance Company that it retained for the month of December and the additional premiums Atlantic States assumed through the pooling agreement as a result of Donegal Mutual entering into a 25% quota share reinsurance agreement with Michigan Insurance Company as of December 1, 2010.

  An increase of $3.6 million in commercial lines premiums during the quarter, including growth from subsidiaries where commercial lines products have been introduced or expanded within the past year.

  An increase of $4.2 million in personal lines premiums during the quarter, reflecting primarily the impact of premium rate increases implemented throughout 2010.

  An offsetting decrease of $5.4 million in personal lines premiums assumed from Southern Mutual Insurance Company with respect to the initial pooling allocation in the fourth quarter of 2009 discussed above.

Mr. Nikolaus noted, "We continue to benefit from acquisitions we have made over the past several years as we roll out additional products for those acquired companies and introduce Donegal's automation systems, which improve service and efficiency and encourage our agents to place additional business with our insurance group."

The Company's loss ratio for the full year 2010 was 72.6% compared with 70.7% a year earlier. The Company's expense ratio remained relatively constant at 32.0% for 2010, compared to 31.3% for 2009, with both periods reflecting lower expenses incurred for underwriting-based incentive costs.  The Company's combined ratio was 104.7% for 2010, compared to 102.2% for 2009.

The Company's loss ratio for the fourth quarter of 2010 was 71.3% compared with 70.6% a year earlier. The Company's expense ratio remained relatively constant at 32.0% for the fourth quarter of 2010, compared to 31.2% for the fourth quarter of 2009, with both periods reflecting lower expenses incurred for underwriting-based incentive costs. The Company's combined ratio was 103.4% for the fourth quarter of 2010, compared to 102.1% for the fourth quarter of 2009.

The higher losses the Company incurred in 2010 were partially offset by significantly improved prior accident year reserve development.  Full year 2010 prior accident year reserve development improved by $12.7 million compared to full year 2009.  Fourth quarter of 2010 prior accident year reserve development improved by $3.6 million compared to the fourth quarter of 2009. The improved development for 2010 was related primarily to favorable settlements of claims that occurred in prior years.

Mr. Nikolaus said, "The increase in our loss ratio for the full year 2010 was largely due to increases in weather-related losses, net of reinsurance, as well as increased severity in several lines of business. Severe weather conditions during the fourth quarter of 2010 contributed to modest increases in property claims and a higher number of automobile accidents during the period. On a positive note, our prior accident year reserve development showed significant improvement on a consistent basis throughout 2010."

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company has invested 91.8% of its consolidated portfolio in diversified, highly rated and marketable fixed-maturity investments as of December 31, 2010. The Company has invested 61.7% of its total portfolio in tax-exempt municipal bonds as a way to maximize its after-tax income.

	As of December 31,
	2010	%	2009	%
	(dollars in thousands)
Fixed Maturities, at carrying value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 58,316	8.0%	$ 42,630	6.4%
Obligations of states and political subdivisions	449,481	61.7%	420,103	63.0%
Corporate securities	70,342	9.7%	34,009	5.1%
Residential mortgage-backed securities	90,473	12.4%	94,769	14.2%
Total fixed maturities	668,612	91.8%	591,511	88.7%
Equity securities, at fair value	10,162	1.4%	9,915	1.5%
Investments in affiliates	8,992	1.2%	9,309	1.4%
Short-term investments, at cost	40,776	5.6%	56,100	8.4%
Total investments	728,542	100.0%	666,835	100.0%

Average fixed-maturity yield	2.9%		3.2%
Average tax-equivalent fixed-maturity yield	4.0%		4.4%
Average fixed-maturity duration (years)	5.1		4.6

Net investment income decreased by 3.3% for the full year 2010 compared to 2009. The impact of lower fixed maturity investment yields offset investment income attributable to an increase in average invested assets compared to the previous year.

Net investment income for the fourth quarter of 2010 increased 9.0% compared to the fourth quarter of 2009, primarily attributable to a decrease in expenses allocated to our investment operations compared to the year earlier period.

The Company had no impairments it considered to be other than temporary in its investment portfolio in 2010 or 2009. Net realized investment gains from the sale of securities were relatively constant at $4.4 million and $4.5 million for full years 2010 and 2009, respectively. For the fourth quarter of 2010, net realized investment losses from the sale of securities were immaterial, compared to net realized investment gains of $3.6 million for the year-earlier fourth quarter.

Commenting on the Company's investment strategy, Mr. Nikolaus said, "Our investment portfolio continues to provide a stable stream of income, even though lower fixed-maturity investment yields have offset income generated by the increase in average invested assets during 2010. We have intentionally decreased the percentage of our total investments that we invested in municipal bonds during 2010 and continued to reduce that percentage in the early part of 2011. Our municipal bond holdings, of which 80 percent are general obligation bonds, are highly rated and geographically diversified. We continue to monitor all of our investments closely and will address proactively any credit issues that might surface. We have created a laddered portfolio that provides us with flexibility to take advantage of new opportunities and react to changing interest rate environments."

Conference Call

The Company will hold a conference call and webcast on Friday, February 25, 2011, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service and profitability.

The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property and casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

(Tables Follow)

Donegal Group Inc.
Consolidated Statements of Income
(unaudited for 2010 periods and fourth quarter of 2009; in thousands, except share data)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net premiums earned	$ 98,707	$ 91,138	$ 378,030	$ 355,025
Investment income, net of expenses	5,341	4,899	19,950	20,631
Net realized investment (losses) gains	(51)	3,586	4,396	4,480
Lease income	235	233	923	921
Installment payment fees	1,459	1,248	5,519	5,205
Other income	24	422	--	--
Total revenues	105,715	101,526	408,818	386,262

Net losses and loss expenses	70,416	64,374	274,309	250,835
Amortization of deferred acquisition costs	17,805	16,134	66,354	60,292
Other underwriting expenses	13,729	12,295	54,565	50,843
Other expenses	686	337	2,327	1,019
Policyholder dividends	154	262	619	849
Interest	262	158	800	1,747
Total expenses	103,052	93,560	398,974	365,585

Income before income tax (benefit) expense	2,663	7,966	9,844	20,677
Income tax (benefit) expense	(1,920)	438	(1,623)	1,847

Net income	$ 4,583	$ 7,528	$ 11,467	$ 18,830

Net income per common share:
Class A - basic and diluted	$ 0.18	$ 0.30	$ 0.46	$ 0.76
Class B - basic and diluted	$ 0.16	$ 0.27	$ 0.41	$ 0.68

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	19,994,226	19,924,520	19,961,274	19,903,069
Class A - diluted	20,065,401	19,924,520	19,979,068	19,903,069
Class B - basic and diluted	5,576,775	5,576,775	5,576,775	5,576,775

Net written premiums	$ 94,327	$ 88,021	$ 391,522	$ 363,229

Book value per common share at end of period	$ 14.86	$ 15.12	$ 14.86	$ 15.12

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2010	2009
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 64,766	$ 73,807
Available for sale, at fair value	603,846	517,704
Equity securities, at fair value	10,162	9,915
Investments in affiliates	8,992	9,309
Short-term investments, at cost	40,776	56,100
Total investments	728,542	666,835
Cash	16,342	12,924
Premiums receivable	96,468	61,187
Reinsurance receivable	173,837	84,670
Deferred policy acquisition costs	34,446	32,844
Prepaid reinsurance premiums	89,366	56,041
Other assets	35,619	21,101
Total assets	$ 1,174,620	$ 935,602

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 383,319	$ 263,599
Unearned premiums	297,272	241,821
Accrued expenses	21,287	10,579
Borrowings under line of credit	35,617	--
Subordinated debentures	20,465	15,465
Other liabilities	36,557	18,632
Total liabilities	794,517	550,096
Stockholders' equity:
Class A common stock	207	206
Class B common stock	56	56
Additional paid-in capital	167,094	164,585
Accumulated other comprehensive income	8,561	15,007
Retained earnings	213,435	214,756
Treasury stock, at cost	(9,250)	(9,104)
Total stockholders' equity	380,103	385,506
Total liabilities and stockholders' equity	$ 1,174,620	$ 935,602
CONTACT: Jeffrey D. Miller
         Senior Vice President & Chief Financial Officer
         Phone (717) 426-1931
         Fax (717) 426-7009
         E-mail: jeffmiller@donegalgroup.com